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                                                                    Exhibit 5(a)


                           CHERNESKY, HEYMAN & KRESS
                                Attorneys at Law
                          1100 Courthouse Plaza, S.W.
                               Dayton, Ohio 45402
                                  513/449-2800

                               September 14, 1995


REX Stores Corporation
2875 Needmore Road
Dayton, OH  45414

Gentlemen:

         We have acted as counsel for REX Stores Corporation, a Delaware corporation (the 'Company'), in connection with the registration by the Company under the Securities Act of 1933 of an additional 1,000,000 shares of the Company's Common Stock, $.01 par value per share (the 'Common Stock'), issuable pursuant to options, stock appreciation rights, restricted stock and other stock-based awards granted under the Company's 1995 Omnibus Stock Incentive Plan (the 'Plan') pursuant to a Registration Statement on Form S-8 filed with
the  Securities   and  Exchange   Commission.

         For purposes of rendering this opinion, we have examined such corporate records and proceedings of the Company, agreements and instruments and made investigation of such matters as in our judgment permit us to render an informed opinion on the matters set forth herein.

         Based on the foregoing, it is our opinion that the additional 1,000,000 shares of Common Stock issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8.

                                                  Very truly yours,

                                                  Chernesky, Heyman & Kress

                                                  Chernesky, Heyman & Kress